Exhibit 99.1

One Lincoln Street
Boston, MA 02111
United States of America
News Release

Investor Contact: Anthony Ostler	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS FIRST-QUARTER 2015 GAAP-BASIS EPS OF $0.90
ON REVENUE OF $2.6 BILLION

First-quarter 2015 operating-basis1 EPS was $1.17, up 18.2%, on revenue of $2.7 billion, up 4.6%, compared to the first quarter of 2014

As previously disclosed, authorized to purchase up to $1.8 billion of common stock through June 30, 2016

Boston, MA ...April 24, 2015

In announcing today's financial results, Joseph L. Hooley, State Street's chairman and chief executive officer said, "We are pleased with our first-quarter 2015 results, which reflect strong fee revenue growth compared to the first quarter of 2014, continued momentum of our core business, and our focus on managing expenses. We continue to benefit from our strong market position and client demand for our servicing solutions remains robust as evidenced by $214 billion of new servicing commitments."
Hooley continued, “Our fee revenue growth in the first quarter was supported by strong foreign exchange trading activity. The divergence in interest rate expectations for the United States relative to most other major economies and the actions taken by several central banks around the world to increase their quantitative easing has contributed to an increase in volatility and volumes of foreign exchange trading. The strengthening of the U.S. dollar during the quarter reduced our fee revenue outside of the U.S., but the parallel reduction in expenses largely offset this impact on our bottom line."
Hooley concluded, "We continue to prioritize returning capital to our shareholders. During the first quarter of 2015, we executed the final phase of our $1.7 billion common stock purchase program announced in March 2014. In March 2015, our Board of Directors approved a $1.8 billion common stock purchase program following the Federal Reserve's Comprehensive Capital Analysis and Review (CCAR) 2015 process. Our 2015 capital plan also includes a proposed increase in our quarterly common stock dividend to $0.34 per share starting in the second quarter of 2015."

First-Quarter 2015 GAAP-Basis Results:

•
Earnings per common share (EPS) of $0.90 decreased from $1.12 in the fourth quarter of 2014 and increased from $0.81 in the first quarter of 2014. First-quarter 2015 and fourth-quarter 2014 results include net after-tax charges of $150 million and $92 million, or $0.36 and $0.22 per share, respectively, to increase our legal accrual associated with indirect foreign exchange matters.

•	Net income available to common shareholders of $377 million decreased from $473 million in the fourth quarter of 2014 and increased from $356 million in the first quarter of 2014.

•	Revenue of $2.61 billion decreased from $2.63 billion in the fourth quarter of 2014 and increased from $2.49 billion in the first quarter of 2014.

•	Net interest revenue of $546 million decreased from $574 million in the fourth quarter of 2014 and from $555 million in the first quarter of 2014.

•	Provision for loan losses of $4 million was flat with the fourth quarter of 2014 and increased from $2 million in the first quarter of 2014.

•
Expenses of $2.10 billion increased from $2.06 billion in the fourth quarter of 2014 and from $2.03 billion in the first quarter of 2014. First-quarter 2015 pre-tax expenses included an incremental $137 million (down from $146 million, recorded in the first quarter of 2014), primarily associated with the seasonal deferred incentive compensation expense for retirement-eligible employees and payroll taxes.

•	Return on average common shareholders' equity (ROE) of 7.9% decreased from 9.4% in the fourth quarter of 2014 and increased from 7.2% in the first quarter of 2014.

Non-GAAP Financial Measures:
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents results on a non-GAAP, or operating basis, in order to highlight comparable financial trends with respect to State Street's business operations from period to period. Non-GAAP measures are not a substitute for, and are not superior to, measures presented on a GAAP basis. Summary results presented on a GAAP basis, descriptions of our non-GAAP, or operating-basis, financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this news release.

The following table reconciles select first-quarter 2015 operating-basis financial information to financial information prepared and reported in conformity with GAAP for the same period. The addendum included with this news release includes additional reconciliations.

(In millions, except per share amounts)	Income Before Income Tax Expense	Net Income Available to Common Shareholders	Earnings Per Common Share
GAAP basis	$504	$377	$.90
Tax-equivalent adjustments
Tax-advantaged investments (processing fees and other revenue)	53
Tax-exempt investment securities (net interest revenue)	44
Total	97
Non-operating adjustments
Discount accretion associated with former conduit securities (net interest revenue)	(25)	(15)	(.04)
Severance costs associated with staffing realignment (compensation and employee benefits expenses)	(1)	(1)	—
Provisions for legal contingencies (other expenses)	150	150.36
Acquisition costs (expenses)	5	3.01
Restructuring charges, net (expenses)	1	1	—
Effect on income tax of non-operating adjustments	—	(24)	(.06)
Total	130	114.27
Operating basis	$731	$491	$1.17
First-Quarter 2015 Operating-Basis (Non-GAAP) Results1:

•	EPS of $1.17 decreased from $1.37 in the fourth quarter of 2014 and increased from $0.99 in the first quarter of 2014.

•	Net income available to common shareholders of $491 million decreased from $582 million in the fourth quarter of 2014 and increased from $433 million in the first quarter of 2014.

•	Revenue of $2.68 billion decreased from $2.72 billion in the fourth quarter of 2014 and increased from $2.56 billion in the first quarter of 2014.

•
Net interest revenue of $565 million decreased from $587 million in the fourth quarter of 2014 and from $572 million in the first quarter of 2014. Operating-basis net interest revenue excluded discount accretion on former conduit securities of $25 million, $31 million and $27 million for the first quarter of 2015, the fourth quarter of 2014, and the first quarter of 2014, respectively. Operating-basis net interest revenue for all quarters is presented on a fully taxable-equivalent basis.

•
Expenses of $1.94 billion increased from $1.88 billion in the fourth quarter of 2014 and from $1.92 billion in the first quarter of 2014. First-quarter 2015 pre-tax expenses included an incremental $137 million (down from $146 million, recorded in the first quarter of 2014), primarily associated with the seasonal deferred incentive compensation expense for retirement-eligible employees and payroll taxes.

•	ROE of 10.4% decreased from 11.6% in the fourth quarter of 2014 and increased from 8.8% in the first quarter of 2014.

First-Quarter 2015 Highlights1:

•	The strengthening of the U.S. dollar during the first quarter of 2015 reduced our fee revenue outside of the U.S., but the parallel reduction in expenses largely offset this impact on our bottom line.

•
New business[2]: New asset servicing mandates during the first quarter of 2015 totaled $214 billion. In asset management we experienced net outflows of $38 billion during the first quarter of 2015, primarily due to seasonal outflows from SPY, our S&P 500 ETF.

•
Capital[3]: Our common equity tier 1 ratios as of March 31, 2015 were 12.1% and 10.4%, calculated under the advanced approaches and standardized approach provisions, respectively, in conformity with the Basel III final rule. On a fully phased-in basis, our estimated pro forma Basel III common equity tier 1 ratios as of March 31, 2015 were 11.5% and 9.8%, calculated under the advanced approaches and standardized approach provisions, respectively, in conformity with the Basel III final rule.

•
Return of capital to shareholders: During the first quarter of 2015, we completed the final phase of our $1.7 billion common stock purchase program announced in March 2014 with the purchase of 6.3 million shares of our common stock at an average price of $74.88 per share. In addition, we declared a quarterly common stock dividend of $0.30 per share in the first quarter of 2015.

•
After the annual CCAR 2015 process was completed in March 2015, our Board of Directors approved a new common stock purchase program authorizing the purchase of up to $1.8 billion of our common stock through June 30, 2016[4]. Additionally, our 2015 capital plan includes a proposed increase to our quarterly common stock dividend to $0.34 per share starting in the second quarter of 2015.

1 Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
2 New business in assets to be serviced is reflected in our assets under custody and administration after we begin servicing the assets, and net new business in assets to be managed is reflected in our assets under management after we begin managing the assets. As such, only a portion of these new asset servicing and asset management mandates is reflected in our assets under custody and administration and assets under management, as the case may be, as of March 31, 2015. Distribution fees from the SPDR® Gold Exchange-Traded Fund, or ETF, are recorded in brokerage and other fee revenue and not in management fee revenue.
3 Our estimated pro forma fully phased-in Basel III common equity tier 1 ratios calculated under the Basel III advanced approaches and standardized approach (in each case, fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) are preliminary estimates based on our interpretations of the Basel III final rule as applied to our current businesses and operations as currently conducted. Refer to the “Capital” section of this news release for important information about the Basel III final rule, our calculations of our common equity tier 1 ratios thereunder, factors that could influence State Street's calculations of its common equity tier 1 ratios and other information about our capital ratios. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios.
4 Stock purchases may be made using various types of mechanisms, including open market purchases or transactions off market, and may be made under Rule 10b5-1 trading programs. The timing of stock purchases, types of transactions and number of shares purchased will depend on several factors, including, market conditions and State Street’s capital positions, its financial performance and investment opportunities. The common stock purchase program does not have specific price targets and may be suspended at any time. State Street’s second-quarter 2015 common stock and other stock dividends, including the declaration, timing and amount thereof, remain subject to consideration and approval by its Board of Directors at the relevant times.

Selected Financial Information and Ratios
The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating, or non-GAAP, basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

Financial Highlights
(Dollars in millions)	Q1 2015	Q4 2014	% Increase (Decrease)	Q1 2014	% Increase (Decrease)
Total revenue[1]	$2,677	$2,724	(1.7)%	$2,559	4.6%
Total expenses[1]	1,942	1,880	3.3	1,917	1.3
Net income available to common shareholders[1]	491	582	(15.6)	433	13.4
Earnings per common share[1]	1.17	1.37	(14.6)	.99	18.2
Return on average common equity[1]	10.4%	11.6%	(120) bps	8.8%	160 bps
Total assets as of period-end	$279,476	$274,119	2.0%	$256,663	8.9%
Quarterly average total assets	259,082	254,439	1.8	215,569	20.2
Net interest margin[1]	1.01%	1.04%	(3) bps	1.24%	(23) bps
Net unrealized gains (losses) on investment securities, after-tax, as of period-end[2]	$699	$487		$124

1 Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
2 Includes net unrealized gains (losses) on investment securities, after tax, for securities classified as available for sale and held to maturity.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions)	Q1 2015	Q4 2014	% Increase (Decrease)	Q1 2014	% Increase (Decrease)
Assets under custody and administration[1,2]	$28,491	$28,188	1.1%	$27,477	3.7%
Assets under management[2]	2,443	2,448	(0.2)	2,381	2.6
Market Indices3:
S&P 500® daily average	2,064	2,009	2.7	1,835	12.5
MSCI EAFE® daily average	1,817	1,795	1.2	1,894	(4.1)
S&P 500® average of month-end	2,056	2,048	0.4	1,838	11.9
MSCI EAFE® average of month-end	1,839	1,811	1.5	1,896	(3.0)

1 Includes assets under custody of $21,978 billion, $21,656 billion and $20,996 billion, as of March 31, 2015, December 31, 2014 and March 31, 2014, respectively.
2 As of period-end.
3 The index names listed in the table are service marks of their respective owners.

The following table presents first-quarter 2015 activity in assets under management, by product category.
Assets Under Management

(In billions)	Equity	Fixed-Income	Cash	Multi-Asset-Class Solutions	Alternative Investments	Total
Balance as of December 31, 2014	$1,475	$319	$399	$127	$128	$2,448
Long-term institutional inflows[1]	67	19	—	10	9	105
Long-term institutional outflows[1]	(66)	(17)	—	(25)	(5)	(113)
Long-term institutional flows, net	1	2	—	(15)	4	(8)
ETF flows, net	(33)	4	—	—	2	(27)
Cash fund flows, net	—	—	(3)	—	—	(3)
Total flows, net	(32)	6	(3)	(15)	6	(38)
Market appreciation[2]	47	5	1	7	11	71
Foreign exchange impact[2]	(18)	(7)	(4)	(4)	(5)	(38)
Total market/foreign exchange impact	29	(2)	(3)	3	6	33
Balance as of March 31, 2015	$1,472	$323	$393	$115	$140	$2,443

1 Amounts represent long-term portfolios, excluding ETFs.
2 Amounts represent aggregate impact on each product category for the period.
Revenue1
The following table provides the components of our operating-basis (non-GAAP) revenue1 for the periods noted:

(Dollars in millions)	Q1 2015	Q4 2014	% Increase (Decrease)	Q1 2014	% Increase (Decrease)
Servicing fees	$1,273	$1,301	(2.2)%	$1,238	2.8%
Management fees	301	299	0.7	292	3.1
Trading services revenue:
Foreign exchange trading	203	168	20.8	134	51.5
Brokerage and other fees[2]	121	125	(3.2)	119	1.7
Total trading services revenue	324	293	10.6	253	28.1
Securities finance revenue	101	106	(4.7)	85	18.8
Processing fees and other revenue[1,2,3]	114	138	(17.4)	113	0.9
Total fee revenue[1,2,3]	2,113	2,137	(1.1)	1,981	6.7
Net interest revenue[1,4]	565	587	(3.7)	572	(1.2)
Gains (losses) related to investment securities, net	(1)	—	nm	6	nm
Total Operating-Basis Revenue[1]	$2,677	$2,724	(1.7)%	$2,559	4.6%

1 Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
2 Brokerage and other fees for the first quarter of 2015 and fourth quarter of 2014 reflect the reclassification of revenue associated with currency management from processing fees and other revenue. Brokerage and other fees and processing fees and other revenue previously reported for the first quarter of 2014 have been adjusted for comparative purposes.
3 Processing fees and other revenue for the first quarter of 2015, fourth quarter of 2014 and first quarter of 2014, presented in the table, included tax-equivalent adjustments of $53 million, $81 million and $57 million, respectively, related to tax credits generated by tax-advantaged investments. GAAP-basis processing fees and other revenue for these periods was $61 million, $57 million and $56 million, respectively.
4 Net interest revenue for the first quarter of 2015, fourth quarter of 2014 and first quarter of 2014, presented in the table, included tax-equivalent adjustments of $44 million, $44 million and $44 million, respectively, and excluded conduit-related discount accretion of $25 million, $31 million and $27 million, respectively. GAAP-basis net interest revenue for these periods was $546 million, $574 million and $555 million, respectively.
nm Not meaningful.

Servicing fees of $1,273 million in the first quarter of 2015 decreased 2.2% from the fourth quarter of 2014, primarily due to the impact of the stronger U.S. dollar, partially offset by stronger global equity markets. Compared to the first quarter of 2014, servicing fees increased 2.8%, primarily due to net new business and stronger U.S. equity markets, partially offset by the impact of the stronger U.S. dollar.
Management fees of $301 million in the first quarter of 2015 increased 0.7% from the fourth quarter of 2014. Compared to the fourth quarter of 2014, management fees were relatively flat as positive revenue contributions from net new business and higher markets were offset by the impact of the stronger U.S. dollar. Compared to the first quarter of 2014, management fees increased 3.1%, primarily due to net new business and stronger U.S. equity markets, partially offset by the impact of the stronger U.S. dollar.
Foreign exchange trading revenue of $203 million in the first quarter of 2015 increased 20.8% from the fourth quarter of 2014 and increased 51.5% from the first quarter of 2014. The increase over both periods was due to higher volatility and volumes. Brokerage and other fees of $121 million in the first quarter of 2015 decreased 3.2% from the fourth quarter of 2014, primarily due to lower transition management revenue. Compared to the first quarter of 2014, brokerage and other fees increased 1.7%.
Securities finance revenue of $101 million in the first quarter of 2015 decreased 4.7% from the fourth quarter of 2014, primarily due to lower spreads. Compared to the first quarter of 2014, securities finance revenue increased 18.8%, primarily due to new business from enhanced custody, our principal securities lending service for custody clients, and higher volumes.
Processing fees and other revenue of $114 million in the first quarter of 2015 decreased 17.4% from the fourth quarter of 2014, primarily due to lower equity earnings from joint ventures and lower revenue associated with tax advantaged investments. Compared to the first quarter of 2014, processing fees and other revenue increased 0.9%. See notes 1, 2 and 3 to the table above for a description of the presentation of operating-basis processing fees and other revenue.
Net interest revenue of $565 million in the first quarter of 2015 decreased 3.7% from the fourth quarter of 2014, primarily due to a one-time accelerated loan prepayment recorded in the fourth quarter of 2014, two fewer days in the first quarter of 2015, and the impact of lower market interest rates, partially offset by higher deposit levels. Compared to the first quarter of 2014, net interest revenue decreased 1.2%.
Operating-basis net interest revenue excludes discount accretion on former conduit securities and is presented on a fully taxable-equivalent basis. See notes 1 and 4 to the table above for a description of the presentation of operating-basis net interest revenue. The Company expects to record aggregate pre-tax conduit-related accretion of approximately $343 million in interest revenue from April 1, 2015 through the remaining lives of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated prepayment speeds and credit quality.
Net interest margin, including balances held at the Federal Reserve and other central banks, decreased to 101 basis points in the first quarter of 2015 from 104 basis points in the fourth quarter of 2014 and from 124 basis points in the first quarter of 2014. The reduction in the net interest margin compared to the first quarter of 2014 reflects higher interest-earning assets and lower yields. Refer to the addendum included with this news release for reconciliations of our operating-basis net interest margin.

Expenses1
The following table provides the components of our operating-basis (non-GAAP) expenses1 for the periods noted:

(Dollars in millions)	Q1 2015	Q4 2014	% Increase (Decrease)	Q1 2014	% Increase (Decrease)
Compensation and employee benefits[1,2]	$1,088	$962	13.1%	$1,085	0.3%
Information systems and communications	247	246	0.4	244	1.2
Transaction processing services	197	201	(2.0)	191	3.1
Occupancy	113	113	—	114	(0.9)
Other[1,3]	297	358	(17.0)	283	4.9
Total Operating-Basis Expenses[1]	$1,942	$1,880	3.3%	$1,917	1.3%

1 Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
2 Compensation and employee benefits expenses for the first quarter of 2015, fourth quarter of 2014 and first quarter of 2014 presented in the table, excluded a severance cost credit adjustment of $1 million and severance costs of $10 million and $72 million, respectively, related to staffing realignment. GAAP-basis compensation and employee benefits expenses for the first quarter of 2015, fourth quarter of 2014 and first quarter of 2014 were $1,087 million, $972 million and $1,157 million, respectively.
3 GAAP-basis other expenses for the first quarter of 2015, fourth quarter of 2014 and first quarter of 2014 were $447 million, $473 million and $289 million, respectively.
Compensation and employee benefits expenses of $1,088 million in the first quarter of 2015 increased 13.1% from the fourth quarter of 2014, primarily due to an incremental $137 million, or $0.23 per share, primarily associated with the seasonal deferred incentive compensation expense for retirement-eligible employees and payroll taxes, partially offset by the impact of the stronger U.S. dollar. Compared to the first quarter of 2014, compensation and employee benefits expenses remained relatively flat reflecting increased costs to support new business and regulatory initiatives, mostly offset by the benefit of the stronger U.S. dollar.
Information systems and communications expenses of $247 million in the first quarter of 2015 increased 0.4% and 1.2% from the fourth quarter of 2014 and the first quarter of 2014, respectively.
Transaction processing services expenses of $197 million in the first quarter of 2015 decreased 2.0% from the fourth quarter of 2014. Compared to the first quarter of 2014, transaction processing expenses increased 3.1%, primarily due to higher volumes.
Occupancy expenses of $113 million in the first quarter of 2015 remained flat compared to the fourth quarter of 2014 and decreased 0.9% from the the first quarter of 2014.
Other expenses of $297 million in the first quarter of 2015 decreased $61 million, or 17.0%, from the fourth quarter of 2014, primarily due to lower professional services and securities processing costs, expenses associated with our withdrawal from derivatives clearing and execution activities in the fourth quarter of 2014 and an impairment primarily associated with an intangible asset in the fourth quarter of 2014, partially offset by higher regulatory and compliance costs. Compared to the first quarter of 2014, other expenses increased 4.9%, primarily due to a new bank levy and higher securities processing costs. See notes 1 and 3 to the table above for a description of GAAP-basis other expenses for the relevant periods.

Income Taxes
Our first quarter of 2015 GAAP-basis effective tax rate was 18.9%, up from 13.5% in the fourth quarter of 2014 and down from 20.3% in the first quarter of 2014. The first quarter of 2015 rate was affected by a legal accrual, whereas the fourth quarter of 2014 rate reflected a net benefit attributable to foreign operations. The first quarter of 2015 operating-basis effective tax rate was 28.4%, in line with 28.5% from the fourth quarter of 2014 and a decrease from 31.2% in the first quarter of 2014 due to the mix of earnings.

Capital
Provisions of the Basel III final rule, issued by U.S. banking regulators in July 2013, become effective under a transition timetable which began on January 1, 2014. We have used the advanced approaches provisions provided in the Basel III final rule to calculate our regulatory capital ratios beginning with the second quarter of 2014. Beginning with the first quarter of 2015, we began to also use the standardized approach provisions provided in the Basel III final rule to calculate our regulatory capital ratios.
Prior to the first quarter of 2015, the lower of our regulatory capital ratios calculated under the Basel III advanced approaches and those ratios calculated under the transitional provisions of Basel III were applied in the assessment of our capital adequacy for regulatory purposes. Beginning in the first quarter of 2015, capital ratios calculated under the Basel III standardized approach replaced the transitional ratios in the assessment of our capital adequacy for regulatory purposes.
The following table presents our regulatory capital ratios as of March 31, 2015 and December 31, 2014. Refer to notes 1, 2 and 3 following the table for an explanation of the methodology as of those dates. Refer to the addendum included with this news release for a further description of these ratios. All capital ratios presented in the table and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company.

Capital ratios	Basel III Advanced Approaches March 31, 2015[1]	Basel III Standardized Approach March 31, 2015[2]	Basel III Advanced Approaches December 31, 2014[1]	Basel III Transitional December 31, 2014[3]
Common equity tier 1 ratio	12.1%	10.4%	12.5%	14.9%
Tier 1 capital ratio	14.1%	12.1%	14.6	17.4
Total capital ratio	16.2%	13.8%	16.6	19.8
Tier 1 leverage ratio	5.8%	5.8%	6.4	6.4

1 Common equity tier 1, tier 1 capital, total capital and tier 1 leverage ratios as of March 31, 2015 and December 31, 2014 were calculated in conformity with the advanced approaches provisions of the Basel III final rule.
2 Common equity tier 1, tier 1 capital, total capital and tier 1 leverage ratios as of March 31, 2015 were calculated in conformity with the standardized approach provisions of the Basel III final rule.
3 Common equity tier 1, tier 1 capital, total capital and tier 1 leverage ratios as of December 31, 2014 were calculated in conformity with the transitional provisions of the Basel III final rule. Specifically, these ratios reflect total and tier 1 capital, as applicable (the numerator), calculated in conformity with the provisions of the Basel III final rule and total risk-weighted assets or, with respect to the tier 1 leverage ratio, quarterly average assets (in both cases, the denominator), calculated in conformity with the provisions of Basel I.
On a fully phased-in basis, our estimated pro forma Basel III common equity tier 1 ratios as of March 31, 2015, calculated under the advanced approaches and standardized approach provisions in conformity with the Basel III final rule, were 11.5% and 9.8%, respectively. Our estimated pro forma fully phased-in Basel III common equity tier 1 ratios are preliminary estimates, calculated in conformity with the advanced approaches and the standardized approach provisions (as the case may be, and in each case, fully phased-in as of January 1, 2019, as per Basel III phase-in requirements for capital) in the Basel III final rule, based on our interpretations of the Basel III final rule as of April 24, 2015 and as applied to our businesses and operations as of March 31, 2015. Refer to the addendum included with this news release for information concerning our estimated pro forma fully phased-in Basel III common equity tier 1 ratios calculated under the advanced approaches and standardized approach, and for reconciliations of these estimated pro forma fully phased-in ratios to our common equity tier 1 ratios calculated under the currently applicable regulatory requirements.
In 2014, U.S. banking regulators issued final rules implementing a supplementary leverage ratio, or SLR, for certain bank holding companies, like State Street, and their insured depository institution subsidiaries, like State Street Bank. We refer to these final rules as the SLR final rule. Under the SLR final rule, upon implementation as of January 1, 2018, (i) State Street Bank must maintain an SLR of at least 6% to be well capitalized under the U.S. banking regulators’ Prompt Corrective Action framework and (ii) if State Street maintains an SLR of at least 5%, it is not subject to limitations on distribution and discretionary bonus payments under the SLR final rule. Beginning with reporting for March 31, 2015, State Street is required to include SLR disclosures with its other Basel disclosures.
State Street Corporation's SLR as of March 31, 2015 and estimated pro forma SLR as of December 31, 2014, calculated in conformity with the SLR final rule, were 5.2% and 5.7%, respectively. State Street Corporation's estimated pro forma fully phased-in SLRs as of March 31, 2015 and December 31, 2014, calculated in conformity with the SLR final rule, were 4.9% and 5.1%, respectively. State Street Bank's SLR as of March 31, 2015 and estimated pro forma SLR as of December 31, 2014, calculated in conformity with the SLR final rule, were 5.0% and 5.1%, respectively. State Street Bank's estimated pro forma fully phased-in SLRs as of March 31, 2015 and December 31, 2014, calculated in conformity with the SLR final rule, were 4.8% and 4.8%, respectively. Estimated pro forma fully phased-in SLRs as of March 31, 2015 and December 31, 2014 are preliminary estimates, calculated based on our interpretations of the SLR final rule as of April 24, 2015 and January 23, 2015 respectively, and as applied to our businesses and operations as of March 31, 2015 and December 31, 2014, respectively. Refer to the addendum included with this news release for information concerning our estimated pro forma fully phased-in SLRs and for reconciliations of these estimated pro forma fully phased-in SLRs to our SLRs under currently applicable regulatory requirements.
The advanced approaches-based ratios (actual and estimated pro forma) presented in this news release reflect calculations and determinations with respect to our capital and related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems,” in effect and used by us for those purposes as of the respective date of each ratio’s first public announcement. Significant components of these advanced systems involve the exercise of judgment by us and our regulators, and these advanced systems may not, individually or collectively, precisely represent or calculate the scenarios, circumstances, outputs or other results for which they are designed or intended. Due to the influence of changes in these advanced systems, whether resulting from changes in data inputs, regulation or regulatory supervision or interpretation, State Street-specific or market activities or experiences or other updates or factors, we expect that our advanced systems and our capital ratios calculated in conformity with the Basel III framework will change and may be volatile over time, and that those latter changes or volatility could be material as calculated and measured from period to period.

Additional Information

All earnings per share amounts represent fully diluted earnings per common share. Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.
Investor Conference Call and Quarterly Website Disclosures
State Street will webcast an investor conference call today, Friday, April 24, 2015, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 877-423-4013 inside the U.S. or at +1 706-679-5594 outside of the U.S. The Conference ID is # 98667454.
Recorded replays of the conference call will be available on the website, and by telephone at +1 855-859-2056 inside the U.S. or at +1 404-537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 98667454.
The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street's website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, on a quarterly basis on its website at www.statestreet.com/stockholder, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For the first quarter of 2015, State Street expects to publish its updates during the period beginning today and ending on or about May 8, 2015.
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $28.5 trillion in assets under custody and administration and $2.4 trillion* in assets under management as of March 31, 2015, State Street operates globally in more than 100 geographic markets and employs 30,495 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management include the assets of the SPDR® Gold ETF (approximately $28 billion as of March 31, 2015), for which State Street Global Markets, LLC, an affiliate of SSgA, serves as the distribution agent.
Forward-Looking Statements
This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “expect,” “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to April 24, 2015.
In particular, in the first quarter of 2015, we increased from $185 million to $335 million our legal accrual associated with indirect foreign exchange matters. This accrual reflects continued negotiations in connection with our intention to seek to resolve the outstanding claims asserted in the United States against us by federal governmental entities and civil litigants with regard to our indirect foreign exchange client activities. As of March 31, 2015, our total accrued reserve associated with these matters was $335 million. There can be no assurance that we will reach settlements in these matters or that the cost of any settlements or other resolutions of these matters will not materially exceed our accrual. Our current efforts, even if successful, may not address all of our potential legal exposure arising out of our indirect foreign exchange client activities, and other claims, which may be material, could be asserted against us. An adverse outcome with respect to one or more claims relating to our indirect foreign exchange client activities could have a material adverse effect on our reputation, on our consolidated results of operations for the period in which the adverse outcome occurs (or an accrual is determined to be required), or on our consolidated financial condition.
Important factors that may also affect future results and outcomes include, but are not limited to:

•
the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the sovereign-debt risks in the U.S., Europe and other regions;

•
increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

•
the level and volatility of interest rates, the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

•
the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

•
our ability to attract deposits and other low-cost, short-term funding, the relative portion of our deposits that are determined to be operational under regulatory guidelines and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;

•
the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement changes to the regulatory framework applicable to our operations, including implementation of the Dodd-Frank Act, the Basel III final rule and European legislation (such as the Alternative Investment Fund Managers Directive and Undertakings for Collective Investment in Transferable Securities Directives); among other consequences, these regulatory changes impact the levels of regulatory capital we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, and restrictions on banking and financial activities. In addition, our regulatory posture and related expenses have been and will continue to be affected by changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, capital planning and compliance programs, and changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

•
adverse changes in the regulatory ratios that we are required or will be required to meet, whether arising under the Dodd-Frank Act or the Basel III final rule, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital ratios that cause changes in those ratios as they are measured from period to period;

•
increasing requirements to obtain the prior approval of the Federal Reserve or our other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including acquisitions, dividends and stock purchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital initiatives may be restricted;

•
changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•	financial market disruptions or economic recession, whether in the U.S., Europe, Asia or other regions;

•	our ability to promote a strong culture of risk management, operating controls, compliance oversight and governance that meet our expectations and those of our clients and our regulators;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or proceedings;

•	the potential for losses arising from our investments in sponsored investment funds;

•
the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the liquidity or valuation of assets underlying those pools;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depository obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to State Street or regarding other industry participants or industry-wide factors, or other reputational harm;

•
our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

•
our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology and our ability to control related risks, including cyber-crime and other threats to our information technology infrastructure and systems and their effective operation both independently and with external systems, and complexities and costs of protecting the security of our systems and data;

•
our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

•
changes or potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation and perceptions of State Street as a suitable service provider or counterparty;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

•
our ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

•
the risks that our acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced, and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

•
our ability to recognize emerging needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2014 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, April 24, 2015, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.